Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-120600 and 333-125713) on Form S-8 of LHC Group, Inc. of our reports dated March 16, 2009 with respect to the consolidated balance sheet of LHC Group, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2008 which reports appear in the December 31, 2008, annual report on Form 10-K of LHC Group, Inc.
/s/ KPMG LLP
Baton Rouge, Louisiana
March 16, 2009